SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                           RenaissanceRe Holdings Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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________________________________________________________________________________
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________________________________________________________________________________
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________________________________________________________________________________
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          was paid  previously.  Identify  the previous  filing by  registration statement number, or the form or schedule and the date of its filing.

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


                           RENAISSANCERE HOLDINGS LTD.
                                Renaissance House
                               8-12 East Broadway
                             Pembroke HM 19 Bermuda

                                   ----------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                           to be held on May 13, 1999

                                   ----------

To the Shareholders of RenaissanceRe Holdings Ltd.:

Notice is hereby given that the Annual General Meeting of Shareholders (the "Annual Meeting") of RenaissanceRe Holdings Ltd. (the "Company") will be held at Renaissance House, 8-12 East Broadway, Pembroke, Bermuda on May 13, 1999 at 10:00 a.m., Atlantic daylight savings time, for the following purposes:

     1. To elect four Class I directors of the Company to serve until the Company's 2002 Annual Meeting (the "Company Board Proposal").

     2. To appoint the firm of Ernst & Young LLP, independent auditors, to serve as the Company's independent auditors for the 1999 fiscal year until the Company's 2000 Annual Meeting, and to refer the determination of the auditors' remuneration to the Board (collectively, the "Company Auditors Proposal").

     3. In accordance with the Company's Bye-laws, to vote on a proposal to be considered by the Company, as the holder of all outstanding shares of Renaissance Reinsurance Ltd. ("Renaissance"), to elect four Class I directors of Renaissance to serve until the Company's 2002 Annual Meeting (the "Renaissance Board Proposal").

     4. In accordance with the Company's Bye-laws, to vote on a proposal to be considered by the Company, as the holder of all outstanding shares of Renaissance, to appoint the firm Ernst & Young LLP, independent auditors, to serve as Renaissance's independent auditors for the 1999 fiscal year until the Company's 2000 Annual Meeting and to refer the determination of the auditors' remuneration to the Board (collectively, the "Renaissance Auditors Proposal").

     5. In accordance with the Company's Bye-Laws, to vote on a proposal to be considered by the Company, as the holder of all outstanding shares of Renaissance, to amend the Memorandum of Association of Renaissance to increase the minimum issued and fully paid share capital of Renaissance from $1 million to $1.25 million (the "Renaissance Share Capital Proposal" and collectively with the foregoing the "Proposals").

     At the Annual Meeting, shareholders will also receive the report of the Company's independent auditors and the financial statements of the Company for the year ended December 31, 1998, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

     All shareholders of record at the close of business on February 22, 1999 are entitled to notice of, and to vote at, the Annual Meeting.

     All shareholders are cordially invited to attend the meeting in person. However, to ensure that your shares are represented at the Annual Meeting, you are urged to complete, sign, date and return the accompanying proxy card promptly in the enclosed postage paid envelope. Please sign the accompanying proxy card exactly as your name appears on your share certificate(s). You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have returned a proxy.


By order of the Board of Directors,


/s/ James N. Stanard
----------------------
James N. Stanard
Chairman of the Board
April 1, 1999

                           RENAISSANCERE HOLDINGS LTD.
                                Renaissance House
                               8-12 East Broadway
                             Pembroke HM 19 Bermuda

                                   ----------

                     ANNUAL GENERAL MEETING OF SHAREHOLDERS
                                  May 13, 1999

                                   ----------

                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of RenaissanceRe Holdings Ltd. (the "Company") to be voted at the Company's Annual General Meeting of Shareholders to be held at Renaissance House, 8-12 East Broadway, Pembroke, Bermuda on May 13, 1999 at 10:00 a.m., Atlantic daylight savings time, or any postponement or adjournment thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy are being first mailed to shareholders on or about April 1, 1999.

     As of February 22, 1999, the record date for the determination of persons entitled to receive notice of, and to vote at, the Annual Meeting, there were issued and outstanding: (i) 18,615,115 shares of the Company's common shares, par value $1.00 per share (the "Full Voting Common Shares"), (ii) 2,448,504 shares of the Company's Diluted Voting Class I Common Shares, par value $1.00 per share (the "DVI Shares"); and (iii) 318,213 shares of the Company's Diluted Voting Class II Common Shares, par value $1.00 per share (the "DVII Shares" and together with the DVI Shares, the "Diluted Voting Shares"). The Full Voting Common Shares and the Diluted Voting Shares are referred to herein collectively as the "Common Shares." The Common Shares are the Company's only class of equity securities outstanding and entitled to vote at the Annual Meeting.

     Holders of Full Voting Common Shares are entitled to one vote on each matter to be voted upon by the shareholders at the Annual Meeting for each share held. Holders of DVI Shares are entitled to a fixed voting interest in the Company of up to 9.9% of all outstanding voting rights attached to the Common Shares, inclusive of the percentage interest in the Company represented by Controlled Common Shares (as defined below), but in no event greater than one vote for each share held. Holders of DVII Shares are entitled to one-third of a vote for each share held; provided, that in no event shall a holder of DVII Shares have greater than 9.9% of all outstanding voting rights attached to the Common Shares, inclusive of the percentage interest in the Company represented by Controlled Common Shares. With respect to any holder of DVI Shares or DVII Shares, "Controlled Common Shares" means Common Shares owned directly, indirectly or constructively by such holder within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable rules and regulations thereunder.

     The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Holders of Full Voting Common Shares and Diluted Voting Shares shall vote together as a single class on all matters presented for a vote by the shareholders at the Annual Meeting.

At the Annual Meeting, shareholders will be asked to take the following actions:

1. To elect four Class I directors of the Company to serve until the Company's 2002 Annual Meeting (the "Company Board Proposal").

2. To appoint the firm of Ernst & Young LLP, independent auditors, to serve as the Company's independent auditors for the 1999 fiscal year until the Company's 2000 Annual Meeting, and to refer the determination of the auditors' remuneration to the Board (collectively, the "Company Auditors Proposal").

3. In accordance with the Company's Bye-laws, to vote on a proposal to be considered by the Company, as the holder of all outstanding shares of Renaissance Reinsurance Ltd. ("Renaissance"), to elect four Class I directors of Renaissance to serve until the Company's 2002 Annual Meeting (the "Renaissance Board Proposal").

4. In accordance with the Company's Bye-laws, to vote on a proposal to be considered by the Company, as the holder of all outstanding shares of Renaissance, to appoint the firm Ernst & Young LLP, independent auditors, to serve as Renaissance's independent auditors for the 1999 fiscal year until the Company's 2000 Annual Meeting and to refer the determination of the auditors' remuneration to the Board (collectively, the "Renaissance Auditors Proposal").

5. In accordance with the Company's Bye-Laws, to vote on a proposal to be considered by the Company, as the holder of all outstanding shares of Renaissance, to amend the Memorandum of Association of Renaissance to increase the minimum issued and fully paid share capital of Renaissance from $1 million to $1.25 million (the "Renaissance Share Capital Proposal" and collectively with the foregoing, the "Proposals").

     At the Annual Meeting, shareholders will also receive the report of the Company's independent auditors and the financial statements of the Company for the year ended December 31, 1998, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

     All of the above Proposals will be decided by the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon. A hand vote will be taken unless a poll is requested pursuant to the Bye-Laws. Warburg, Pincus Investors, L.P. ("Warburg"), GE Investment Private Placement Partners I-Insurance, Limited Partnership ("GE Insurance"), PT Investments, Inc. ("PT Investments"), United States Fidelity and Guaranty Company ("USF&G"); a wholly owned subsidiary of The St. Paul Companies ("St. Paul"), and the Company's directors and executive officers intend to vote their shares, representing in the aggregate approximately 45% of the outstanding voting rights attached to the Common Shares, in favor of each of the Proposals to be acted on at the Annual Meeting. THEREFORE, THE COMPANY BELIEVES THAT APPROVAL OF EACH PROPOSAL DESCRIBED HEREIN IS ASSURED.

     Following the Annual Meeting, Renaissance will hold its annual general meeting of shareholders, at which meeting the Company, in accordance with the Company's Bye-Laws, will vote all of the outstanding shares of Renaissance (all of which the Company owns) in accordance with and proportional to the vote of the shareholders at the Annual Meeting on the Renaissance Board Proposal, the Renaissance Auditors Proposal and the Renaissance Share Capital Proposal.

                           SOLICITATION AND REVOCATION

     PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD. Such persons designated as proxies are officers of the Company. Any shareholder desiring to appoint another person to represent him or her at the Annual Meeting may do so either by inserting such person's name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of the Company at the address indicated above, before the time of the Annual Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.

     All Common Shares represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR each of the Proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder's best judgment as to any other business as may properly come before the Annual Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her. Member brokerage firms of The New York Stock Exchange, Inc. (the "NYSE") that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon all of the Proposals. Any "broker non-votes" and abstentions will not be counted as shares present in connection with proposals with respect to which they are not voted. Any shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a shareholder who has executed and delivered a proxy to the Company shall not in and of itself constitute a revocation of such proxy.

     The Company will bear the cost of solicitation of proxies. Further solicitation may be made by directors, officers and employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. The Company also intends to make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Shares. Upon request, the Company will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The table below sets forth the names, ages and titles of the persons who were directors of the Company and executive officers of the Company as of April 1, 1999.

Name                           Age       Position
-----                          ----      -------
James N. Stanard .............  50       Chairman of the Board, President and Chief Executive Officer

William I. Riker .............  39       Director, Executive Vice President of the Company and President and
                                         Chief Operating Officer of Renaissance Reinsurance Ltd.

John M. Lummis ...............  41       Senior Vice President and Chief Financial Officer

David A. Eklund ..............  39       Executive Vice President of Renaissance Reinsurance Ltd.

Arthur S. Bahr ...............  67       Director

Thomas A. Cooper .............  62       Director

Edmund B. Greene .............  60       Director

Gerald L. Igou ...............  64       Director

Kewsong Lee ..................  33       Director

Paul J. Liska ................  39       Director

Lisa J. Marshall .............  39       Director

Howard H. Newman .............  51       Director

Scott E. Pardee ..............  62       Director

     James N. Stanard has served as Chairman of the Board, President and Chief Executive Officer since the Company's formation in June 1993. From 1991 through June 1993, Mr. Stanard served as Executive Vice President of USF&G and was a member of a three-person Office of the President. As Executive Vice President of USF&G, he was responsible for USF&G's underwriting, claims and ceded reinsurance. From October 1983 to 1991, Mr. Stanard was an Executive Vice President of F&G Re, Inc., USF&G's start-up reinsurance subsidiary ("F&G Re"). Mr. Stanard was one of two senior officers primarily responsible for the formation of F&G Re, where he was responsible for underwriting, pricing and marketing activities of F&G Re during its first seven years of operations. As Executive Vice President of F&G Re, Mr. Stanard was personally involved in the design of pricing procedures, contract terms and analytical underwriting tools for all types of treaty reinsurance, including both U.S. and international property catastrophe reinsurance.

     William I. Riker was appointed as Director of the Company in August 1998. Mr. Riker was appointed as Executive Vice President of the Company in December 1997 and previously served as Senior Vice President from March 1995 and as Vice President-Underwriting of the Company from November 1993 until such time. Mr. Riker has served as President and Chief Operating Officer of Renaissance Reinsurance Ltd. since February 1998. From March 1993 through October 1993, Mr. Riker served as Vice President of Applied Insurance Research, Inc. Prior to that, Mr. Riker held the position of Senior Vice President, Director of Underwriting at American Royal Reinsurance Company ("American Royal"). Mr. Riker was responsible for developing various analytical underwriting tools while holding various positions at American Royal from 1984 through 1993.

     John M. Lummis has served as Senior Vice President and Chief Financial Officer of the Company since September 1997. Mr. Lummis served as a director of the Company from July 1993 to December 1997, when he resigned in connection with his appointment as an executive officer of the Company. Mr. Lummis served as Vice President-Business Development of USF&G Corporation from 1994 until August 1997 and served as Vice President and Group General Counsel for USF&G Corporation from 1991 until 1995. USF&G Corporation is the parent company of USF&G and was acquired by St. Paul in May 1998. From 1982 until 1991, Mr. Lummis was engaged in the private practice of law with Shearman & Sterling.

     David A. Eklund has served as Chief Underwriting Officer of Renaissance Reinsurance Ltd., since February 1999, and as Executive Vice President of Renaissance Reinsurance Ltd. since December 1997, prior to which he served as Senior Vice President of the Company and Renaissance Reinsurance Ltd. since February 1996. Mr. Eklund served as Vice President-Underwriting of the Company and Renaissance Reinsurance Ltd., from September 1993 until February 1996. From November 1989 through September 1993, Mr. Eklund held various positions in casualty underwriting at Old Republic International Reinsurance Group, Inc., where he was responsible for casualty treaty underwriting and marketing. From March 1988 to November 1989, Mr. Eklund held various positions in catastrophe reinsurance at Berkshire Hathaway Inc., where he was responsible for underwriting and marketing finite risk and property catastrophe reinsurance.

     Arthur S. Bahr has served as a director of the Company since its formation in June 1993. Mr. Bahr served as Director and Executive Vice President-Equities of General Electric Investment Corporation ("GEIC"), a subsidiary of General Electric Company and registered investment adviser, from 1987 until December 1993. Mr. Bahr has served GEIC in various senior investment positions since 1978 and was a Trustee of General Electric Pension Trust from 1976 until December 1993. Mr. Bahr served as Director and Executive Vice President of GE Investment Management Incorporated, a subsidiary of General Electric Company and a registered investment adviser, from 1988 until his retirement in December 1993. From December 1993 until December 1995, Mr. Bahr served as a consultant to GEIC.

     Thomas A. Cooper has served as a director of the Company since August 7, 1996. From August 1993 until August 1996, Mr. Cooper served as Chairman and Chief Executive Officer of TAC Bancshares, Inc. and as Chairman and Chief Executive Officer of Chase Federal Bank FSB. From June 1992 until July 1993, Mr. Cooper served as principal of TAC Associates, a financial investment company. From April 1990 until May 1992, Mr. Cooper served as Chairman and Chief Executive Officer of Goldome FSB. From 1986 to April 1990, Mr. Cooper served as Chairman and Chief Executive Officer of Investment Services of America, one of the largest full service securities brokerage and investment companies in the United States. Prior thereto, Mr. Cooper served as President of Bank of America from February 1983 to April 1986. From 1980 to 1982, Mr. Cooper served as Vice Chairman of Mellon Bank. From 1978 to 1982, Mr. Cooper was President of Girard Bank in Philadelphia.

     Edmund B. Greene has served as a director of the Company since its formation in June 1993. Mr. Greene currently serves as a consultant to Aon Corporation. Mr. Greene retired as Deputy Treasurer-Insurance of General Electric Company in October 1998, where he had served since March 1995. Prior to that, Mr. Greene was Manager-Corporate Insurance Operation of General Electric Company since 1985, and previously served in various financial management assignments at General Electric Company since 1962.

     Gerald L. Igou has served as a director of the Company since its formation in June 1993. Mr. Igou has served as a Vice President-Investment Analyst for GEIC since September 1993. He is a Certified Financial Analyst and has served GEIC in the capacities of investment analyst and sector portfolio manager since 1968. Prior to joining General Electric, Mr. Igou was an analyst with the Wall Street firms of Smith Barney Inc. and Dean Witter & Co.

     Kewsong Lee has served as a director of the Company since December 1994. Mr. Lee has served as a Member and Managing Director of E.M. Warburg, Pincus & Co. LLC ("EMWP LLC") and a general partner of Warburg, Pincus & Co. ("WP") since January 1, 1997. Mr. Lee served as a Vice President of Warburg, Pincus Ventures, Inc. ("WPV") from January 1995 to December 1996, and as an associate at E.M. Warburg, Pincus & Co., Inc. ("EMWP") from 1992 to until December 1994. Prior to joining EMWP, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. Mr. Lee is a director of Knoll, Inc., Eagle Family Foods, Inc. and several privately held companies.

     Paul J. Liska has served as a director of the Company since August 1998. Mr. Liska has served as executive vice president and chief financial officer for St. Paul since 1997. From 1996 to 1997, Mr. Liska served as president and chief executive officer of Specialty Foods Corporation. During 1994 to 1996, Mr Liska served as Chief Operating Officer and Chief Financial Officer of Specialty Foods Corporation. From 1988 to 1994, Mr. Liska held several positions with Kraft General Foods, including chief financial officer of Kraft U.S.A. Mr. Liska also held a finance position with Quaker Oats Co., and positions in finance, sales and sales management with American Hospital Supply Corp. A certified public accountant, he began his career with Price Waterhouse & Co.

     Lisa J. Marshall has served as a director of the Company since August 1998, and previously served as a director of the Company from June 1993 to August 1994. Ms. Marshall is a Partner in the law firm of Conyers Dill & Pearman and has been a Bermuda corporate attorney since 1985. Ms. Marshall's practice is focused on the Bermuda insurance industry. Ms. Marshall serves as a non-executive director and/or officer of various Bermuda captives and other insurance companies.

     Howard H. Newman has served as a director of the Company since its formation in June 1993. Mr. Newman has served as a Member and Managing Director of EMWP LLC (and its predecessor) and a general partner of WP since 1987. Mr. Newman is a director of ADVO, Inc., Cox Insurance Holdings Plc, EEX Corporation, Newfield Exploration Company, Eagle Family Foods, Inc. and several privately held companies.

     Scott E. Pardee has served as a director of the Company since February 1997. Mr. Pardee has served as Senior Lecturer at the MIT Sloan School of Management and Executive Director of the Finance Research Center at the Sloan School since November 1997. Mr. Pardee served as Chairman of Yamaichi International (America), Inc., a financial services company, from 1989 to 1995. Mr. Pardee previously served as Executive Vice President and a member of the Board of Directors of Discount Corporation of New York, a primary dealer in U.S. government securities, and Senior Vice President and Manager of the Federal Reserve Bank of New York.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            MANAGEMENT AND DIRECTORS

     The following table sets forth information as of April 1, 1999 with respect to the beneficial ownership of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Bye-Laws by (i) each person known by the Company to own beneficially 5% or more of the outstanding Common Shares; (ii) each director of the Company; (iii) the Company's Chief Executive Officer and each of the four remaining most highly compensated executive officers (collectively, the "Named Executive Officers"); and (iv) all executive officers and directors of the Company as a group.

                                                                     Number of            Percentage of
      Beneficial Owner(1)                                         Common Shares(2)        Voting Rights
      -------------------                                         ----------------        -------------
Warburg, Pincus Investors, L.P. (3)
466 Lexington Avenue
New York, New York 10017 ......................................     2,874,966                 14.4%

PT Investments, Inc. (4)
3003 Summer Street
Stamford, Connecticut 06904 ...................................     2,448,504(5)               8.3

GE Investment Private Placement Partners I -
Insurance, Limited Partnership (4)
3003 Summer Street
Stamford, Connecticut 06904 ...................................       318,213(6)                 *

United States Fidelity and Guaranty Company(7)
6225 Smith Avenue
Baltimore, Maryland 21209 .....................................     2,426,137                 12.2

Fidelity Management and Research Company(8)
82 Devonshire Street
Boston, MA 02109 ..............................................     1,075,200                  5.4

GSB Investment Management, Inc.(9)
301 Commerce, Suite 2001
Fort Worth, Texas 76102 .......................................     1,159,988                  5.8

J.P. Morgan & Co. Incorporated (10)
60 Wall Street
New York, NY 10260 ............................................     1,388,400                  7.0

Oppenheimer Capital (11)
Oppenheimer Tower, World Financial Center
New York, New York 10281 ......................................     1,071,175                  5.4

James N. Stanard (12) .........................................     1,303,944                  6.6

William I. Riker (13) .........................................       334,625                    *

John M. Lummis (14) ...........................................        17,416                    *

David A. Eklund (15) ..........................................       145,026                    *

Arthur S. Bahr (16) ...........................................        16,701                    *

Thomas A. Cooper (17) .........................................         6,483                    *

Edmund B. Greene (18) .........................................            --                   --

Gerald L. Igou (18) ...........................................            --                   --

Kewsong Lee (3) ...............................................           600                    *

Paul J. Liska (19) ............................................            --                   --

Lisa J. Marshall ..............................................            --                   --

Howard H. Newman (3) ..........................................         6,000                    *

Scott E. Pardee (20) ..........................................         4,639                    *

All executive officers and directors of the
Company (13 persons) ..........................................     1,835,434                  9.2

*Less than 1%                                    (footnotes appear on next page)

(1) Pursuant to the regulations promulgated by the Securities and Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)  Unless otherwise noted, consists solely of Full Voting Common Shares.

(3) The sole general partner of Warburg is WP, a New York general partnership. EMWP LLC, a New York limited liability company, manages Warburg. The members of EMWP LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMWP LLC, and may be deemed to control both WP and EMWP LLC. WP, as the sole general partner of Warburg, has a 20% interest in the profits of Warburg. WP and EMWP LLC may be deemed to beneficially own the Full Voting Common Shares owned by Warburg within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Kewsong Lee and Howard H. Newman, each a director of the Company, are Managing Directors and members of EMWP LLC and general partners of WP. As such, Messrs. Lee and Newman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the Common Shares beneficially owned by Warburg, EMWP LLC and WP. Each of Messrs. Lee and Newman disclaims "beneficial ownership" of the Full Voting Common Shares owned by Warburg within the meaning of Rule 13d-3 under the Exchange Act or otherwise.

(4) Does not include any Common Shares indirectly held by Trustees of General Electric Pension Trust ("GE Pension Trust") or GE Investment Private Placement Partners I, Limited Partnership ("GE Investment") by virtue of GE Pension Trust's limited partnership interest in Warburg or as a result of GE Pension Trust's or GE Investment's indirect interest in USF&G by virtue of GE Pension Trust's, GE Investment's and certain of their affiliates' holdings of 608,000 shares of common stock of St. Paul, the parent company of USF&G. GE Investment Management is the general partner of GE Investment and a wholly owned subsidiary of General Electric Company. As a result, each of GE Investment Management and General Electric Company ("GEC") may be deemed to be the beneficial owner of the Common Shares owned by GE Investment. GEC disclaims such beneficial ownership, within the meaning of the Exchange Act or otherwise.

(5)  Consists solely of DVI Shares.

(6)  Consists solely of DVII Shares.

(7) USF&G is an indirect wholly owned subsidiary of St. Paul whose business address is 385 Washington Street, St. Paul, MN 55102-1396.

(8) Pursuant to a Schedule 13F-E filed with the SEC for calendar 1998, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, may be deemed to be the beneficial owner of 1,075,200 Common Shares as a result of advisory and other relationships with the persons who own such Common Shares.

(9) Pursuant to a Schedule 13F-E filed with the SEC for calendar 1998, GSB Investment Management, Inc. ("GSB Investment") an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, may be deemed to be the beneficial owner of 1,159,988 Common Shares as a result of advisory and other relationships with the persons who own such Common Shares.

(10) According to a Statement on Schedule 13G filed with the Commission on December 31, 1998 by J. P. Morgan & Co. Incorporated ("J.P. Morgan") an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, JP Morgan may be deemed to be the beneficial owner of 1,388,400 Common Shares by reason of advisory and other relationships with the persons who own such Common Shares. J.P. Morgan reported shared voting and shared dispositive power with respect to such Common Shares.

(11) According to a Statement on Schedule 13G filed with the Commission on February 16, 1999 by Oppenheimer Capital, ("Oppenheimer") an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Oppenheimer may be deemed to be the beneficial owner of 1,071,175 Common Shares by reason of advisory and other relationships with the persons who own such Common Shares. Oppenheimer reported shared voting and shared dispositive power with respect to such Common Shares.

(12) Includes 272,935 Common Shares issuable upon the exercise of options under the Second Amended and Restated 1993 Stock Incentive Plan of RenaissanceRe Holdings Ltd. (the "Incentive Plan") that are vested and presently exercisable, and 11,111 Restricted Shares which have not vested.

(13) Includes 73,835 Common Shares issuable upon the exercise of options under the Incentive Plan that are vested and presently exercisable, and 88,913 Restricted Shares which have not vested, and 1,556 shares indirectly held.

(14) Includes 7,000 Common Shares issuable upon the exercise of options under the Incentive Plan that are vested and presently exercisable, 1,458 Restricted Shares which have not vested and 2,500 Common Shares indirectly held.

(15) Includes 74,505 Common Shares issuable upon the exercise of options under the Incentive Plan that are vested and presently exercisable, and 13,913 restricted shares which are not vested.

(16) Includes 767 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 4,667 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable.

(17) Includes 713 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 4,667 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable.

(18) Until October, 1998, Mr. Greene served as the Deputy Treasurer-Insurance of General Electric Company and Mr. Igou is a Vice President-Investment Analyst for GEIC. Messers. Greene and Igou disclaim "beneficial ownership," within the meaning of Rule 13d-3 under the Exchange Act, of the Common Shares owned by PT Investments and GE Insurance.

(19) Mr. Liska disclaims "beneficial ownership," within the meaning of Rule 13d-3 under the Exchange Act, of the Common Shares owned by USF&G.

(20) Includes 652 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 2,668 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Reinsurance transactions with The St. Paul Companies, USF&G and GEI

     The Company has in force several reinsurance treaties with St. Paul, USF&G, subsidiaries of USF&G and affiliates of PT Investments and GE Insurance (collectively, "GEI") covering property catastrophe risks in several geographic zones. The terms of these treaties were determined in arms' length negotiations and the Company believes that such terms are comparable to terms the Company would expect to negotiate in similar transactions with unrelated parties. For the year ended December 31, 1998, the Company received $9.9 million in reinsurance premiums from treaties with affiliates of GEI, and $3.8 million in reinsurance premiums from treaties with St. Paul, USF&G and certain subsidiaries of USF&G.

     During the year ended December 31, 1997, the Company received 4.2% of its premium assumed from the reinsurance brokerage firm of Bates Turner Inc., a GE Capital Services company and an affiliate of GEI ("Bates"). The Company paid commissions to Bates in the aggregate amount of $0.9 million in 1998. The terms of such commissions were determined in arms' length negotiations.

Investment Advisory Agreement

     The Company has entered into an Investment Advisory Agreement with GE Investment Management Incorporated ("GE Investment Management"), an affiliate of GEC. GE Investment Management manages 68.1% of the Company's investment portfolio, subject to the Company's investment guidelines. The terms of the related Investment Advisory Agreement was determined in arms' length negotiations. The performance of, and the fees paid to, GE Investment Management under the Investment Advisory Agreement are reviewed periodically by the Investment Committee of the Board. Such fees paid to GE Investment Management aggregated $0.4 million, for the year ended December 31, 1998.

Employee Credit Facility

     In order to encourage employee ownership of Common Shares, the Company has guaranteed certain loan and pledge agreements (collectively, the "Employee Credit Facility") between certain employees of the Company (the "Participating Employees") and Bank of America Illinois ("BofA"). Pursuant to the terms of the Employee Credit Facility, BofA has agreed to loan the Participating Employees up to an aggregate of $25 million. Each loan under the Employee Credit Facility is required to be initially collateralized by the respective Participating Employee with Common Shares or other collateral acceptable to BofA at a rate of 2.25 times the amount of each such loan. If the value of the collateral provided by a Participating Employee subsequently decreases below 1.5 times the outstanding loan amount, such Participating Employee is required to contribute additional collateral in the amount of such deficiency. Loans under the Employee Credit Facility are otherwise nonrecourse to the Participating Employees.

Shareholders Agreement

     Warburg, PT Investments, GE Insurance and USF&G, (collectively, the "Investors") are parties to an amended and restated shareholders agreement (the "Shareholders Agreement") among themselves and the Company, pursuant to which the Company and the Investors have each agreed to use their respective reasonable best efforts to nominate and to elect certain designees of the Investors to the Board, as described below. Accordingly, the Shareholders Agreement provides the Investors with the ability, if they act in concert, to elect a majority of the members of the Board and approve or prevent certain actions requiring shareholder approval, including adopting amendments to the Bye-Laws and approving a merger or consolidation, liquidation or sale of all or substantially all of the assets of the Company. Pursuant to the Shareholders Agreement, the number of directors serving on the Board is fixed at 11; provided, that a majority of the Board may determine to expand the size of the Board to 12 directors.

     Pursuant to the terms of the Shareholders Agreement, Warburg presently has the right to designate three members, and each of PT Investments, GE Insurance and USF&G presently has the right to designate one member, respectively.

     At such time as Warburg owns less than 3,706,146 Common Shares, but at least 1,853,073 Common Shares, the number of directors that Warburg shall be entitled to nominate shall be reduced to two. At such time as

Warburg owns less than 1,853,073 Common Shares, but at least 741,229 Common Shares, the number of directors that Warburg shall be entitled to nominate shall be reduced to one. At such time as any one of Warburg, PT Investments or USF&G shall own less than 741,229 Common Shares, then such party shall no longer be entitled to nominate any director to the Board.

     GE Insurance, so long as it owns any Common Shares, shall be entitled to nominate one director to the Board. At such time as PT Investments and GE Insurance shall, in the aggregate, own less than 1,853,073 Common Shares, then PT Investments shall not have any right to nominate a director and GE Insurance shall have the right to nominate one director. At such time as GE Insurance shall own no Common Shares and PT Investments shall own at least 741,229 Common Shares, GE Insurance shall not have the right to nominate a director and PT Investments shall have the right to nominate one director to the Board.

Registration Rights

     The Investors are parties to an amended and restated registration rights agreement (the "Registration Rights Agreement") among themselves and the Company, pursuant to which each Investor has the right to require registration by the Company on three, in the case of GEI, and two, in the case of each of Warburg and USF&G, separate occasions at any time of the Full Voting Common Shares, Diluted Voting Shares or Full Voting Common Shares issued upon conversion of Diluted Voting Shares (collectively, the "Registrable Securities") held by any such person, as the case may be; provided, however, that the Company is required to honor a demand for registration of Diluted Voting Shares only if it shall be a condition to the delivery of the Diluted Voting Shares contemplated by such registration that, immediately following the sale thereof by such holder, such Diluted Voting Shares shall be converted into Full Voting Common Shares. The Company has the right once in any twelve-month period to not effect a demand for registration for up to 120 days if, in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders to effect such registration. In connection with such registrations, the Company is required to bear all registration and selling expenses, other than underwriting fees and commissions. The Company currently does not intend to list the Diluted Voting Shares on the NYSE. Registration rights under the Registration Rights Agreement are transferable to an assignee or transferee of Registrable Securities in accordance with the terms of the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has filed a registration statement on Form S-3 under the Securities Act (File No. 333-61709) registering for sale an aggregate of 318,213, Diluted Voting Common Shares owned by GE Investment Private Placement Partners I-Insurance, Limited Partnership.

     The Company has filed a Registration Statement on Form S-8 under the Securities Act (File No. 333-06339) registering for sale an aggregate of 2,312,500 Full Voting Common Shares issued pursuant to the Incentive Plan and the Director Plan. An amended registration statement on Form S-8 registering for sale under the Securities Act an additional 100,000 Full Voting Common Shares available for issuance pursuant to the Directors Plan, as amended, was filed following the approval of the shareholders at the 1998 Annual General Meeting.

Lease Agreement

     In September 1998, the Company entered into a twenty-one year lease (the "Lease") with respect to a house in Paget Parish, Bermuda, occupied by William
I. Riker. The property which is subject to the Lease is owned by the Bellevue Trust (the "Trust"). Mr. Riker is a Trustee of the Trust, and holds no direct economic interest therein, however does hold an indirect economic interest through a personal loan provided indirectly to the Trust. The Company has prepaid under the Lease an aggregate amount of $2,063,874 to the Trust, representing the present value of all of the twenty-one year Lease payments. If the Lease is terminated for any reason, then the Company will be repaid all outstanding amounts due under the remaining term of the Lease. The Company believes that the terms of the Lease, which was determined in arms length negotiations, represent market value terms customary in the Bermuda residential property market.

Fees to Conyers Dill & Pearman

     Ms. Marshall, a director of the Company, is a partner in the law firm of Conyers Dill & Pearman, ("CD&P") which provides legal services for the Company. The amount of fees paid to CD&P in fiscal 1998 did not exceed five percent of CD&P's gross revenues for the last full fiscal year.

                      BOARD OF DIRECTORS; BOARD COMMITTEES

Board of Directors Meetings; Board Committee Meetings

     During 1998, the Board met five times, the Audit Committee met two times, the Investment Committee met four times, and the Compensation Committee met two times. The Special Transaction Committee met two times. The Nominating Committee did not meet. Each of the Company's Directors attended at least 75% of the total number of meetings of the Board and any Committee on which they served.

Audit Committee

     The Audit Committee of the Board presently consists of Messrs. Bahr, Cooper, Lee, Liska and Pardee and is responsible for meeting with the Company's independent accountants regarding, among other issues, audits and adequacy of the Company's accounting and control systems.

Compensation Committee; Compensation Sub-Committee

     The Compensation Committee of the Board presently consists of Messrs. Bahr, Cooper, and Newman, and has the authority to establish compensation policies and recommend compensation programs to the Board. A sub-committee of the Compensation Committee (the "Sub-Committee"), which presently consists of Messrs. Bahr and Cooper, has the authority to grant options ("Options") and restricted Full Voting Common Shares (the "Restricted Shares") under the Incentive Plan and to administer the Incentive Plan and the Company's bonus plan.

Investment Committee

     The Investment Committee of the Board presently consists of Messrs. Igou, Liska, Newman, Pardee and Stanard, and has the authority to establish investment policies and the responsibility for oversight of investment managers of the Company's investment portfolio.

Nominating Committee

     The Nominating Committee of the Board presently consists of Mr. Stanard, Mr. Newman, Mr. Igou, Mr. Liska, Mr. Bahr, Mr. Cooper and Mr. Pardee, and has the authority to consider and approve, on behalf of the full Board, nominees to the Board, and to fill any vacancies on the Board which may occur from time to time. The Nominating Committee will consider nominees to the Board recommended by not less than twenty shareholders holding in the aggregate not less than 10% of the outstanding paid up share capital of the Company. Any such recommendation must be sent to the Secretary of the Company not less than 60 days prior to the scheduled date of the Annual Meeting and must set forth for each nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee, and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (the "Proxy Filings"). The written notice must also include the following information with regard to the shareholder giving the notice: (i) the name and record address of such shareholder; (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder; (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person (including his name and address) pursuant to which the nomination(s) are to be made by such shareholder; (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The Nominating Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Special Transaction Committee

     The Special Transaction Committee of the Board presently consists of Mr. Cooper, Mr. Newman, Mr. Pardee and Mr. Stanard and has the authority of the Board to consider and approve, on behalf of the full Board, to certain transactions valued at up to $50 million.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under the Exchange Act, the Company's directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 1998 fiscal year. Based upon the Company's review of copies of such reports furnished to it, the Company believes that during the 1998 fiscal year its executive officers and directors and the holders of more than 10% of the outstanding Common Shares complied with all reporting requirements of Section 16(a) under the Exchange Act, except as described below. Statements of Changes in Beneficial Ownership on Form 4 ("Form 4's") initially filed in March 1998 for Messrs. Eklund, Hynes and Riker may be deemed to have been filed late as a result of inadvertent errors contained in such filings. As reflected in amendments to such Form 4's filed in December 1998, Mr. Eklund's beneficial ownership was initially overstated by 450 Options, Mr. Hynes's beneficial ownership was initially overstated by 500 Options and Mr. Riker's beneficial ownership was initially understated by 1,068 Options.

                   EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Committee Report on Executive Compensation

     Executive Compensation Policy. The Company's compensation policy for all of its executive officers is formulated and administered by the Compensation Committee of the Board. The Compensation Committee also administers the
Incentive Plan, under which the Compensation Committee's Sub-Committee periodically grants Options and Restricted Shares to the executive officers and other employees of the Company. Exercise prices and vesting terms of Options granted under the Incentive Plan are in the sole discretion of the Sub-Committee.

     The  Company  engaged  the  services  of  Sibson  &  Company,   independent
consultants on executive compensation, during 1998 to review the executive compensation program and make recommendations to the Compensation Committee regarding the design and guiding principles of the program. Recommendations by Sibson & Company are expected to be presented to the Compensation Committee in May of 1999.

     The primary goals of the Company's compensation policy are to continue to attract and retain talented executives at the Company's offshore location, to reward results (i.e., contribution to shareholder value, benchmarked results for key performance factors and accomplishment of agreed-upon goals) and to encourage teamwork. The Compensation Committee believes that the total compensation awarded should be concentrated in equity-based incentives to link the interests of executives more closely with the interests of the Company's shareholders. In determining the level of executive compensation, the Compensation Committee evaluates whether the compensation awarded to an executive is competitive with compensation awarded to executives holding similar positions at selected peer companies, combined with an evaluation of the executive's performance.

     The Company has entered into employment agreements with each of the Named Executive Officers, all of the officers of the Company and certain officers of the Company's subsidiaries. These employment agreements were entered into in recognition of the significant contribution of the officers to the success of the Company and the enhancement of shareholder value, to seek to ensure the continued retention of these key employees into the future, and to incentivize these employees and further align their interests with those of the shareholders by weighting significantly the compensation of such officers with equity-based incentives. The Compensation Committee reviews and approves the base salary component and cost of living allowances awarded to such executives under their respective employment agreements. The Sub-Committee may award discretionary annual cash bonuses.

     In accordance with the goals and evaluations of the Compensation Committee, the Compensation Committee has approved a Stock Bonus Plan, and Long Term Incentive Bonus Plan. Under the Stock Bonus Plan eligible employees may elect to receive a grant of Common Shares of up to 50 percent of their bonus in lieu of cash, with an associated matching grant of an equal number of Restricted Shares. The Long Term Incentive Bonus is available to all current executive officers and entitles those individuals to an incentive bonus based on cumulative returns on equity over a multi-year period.

     The Sub-Committee may also grant Options and/or Restricted Shares to such executives. Generally, Options are granted at a price equal to the fair market value of the Full Voting Common Shares on an average fair market value of the five days prior to the date of the grant. The Compensation Committee believes that such executives' beneficial ownership positions in the Company, as a result of their respective personal investments and the Options and Restricted Shares granted to them cause their interests to be well aligned with those of the Company and its shareholders.

Chief Executive Officer's Compensation.

     The compensation of James N. Stanard, President and Chief Executive Officer of the Company, is determined and reviewed by the Compensation Committee. In determining Mr. Stanard's compensation, the Compensation Committee evaluates Mr. Stanard's contributions toward creation and enhancement of shareholder value, including the achievement of agreed-upon objectives. The Compensation Committee considers subjective factors, such as Mr. Stanard's dedication and leadership abilities, as well as objective factors, such as his impact on the financial and operating performance of the Company. The Compensation Committee believes that the continuing development of the Company, the operating results of the Company, the execution of the Company's capital plan, the success in motivating the employees of the Company, the articulation of the strategic vision of the Company and the current market position of the Company were significantly impacted by Mr. Stanard and members of his management team.

     In recognition of Mr. Stanard's long term contribution to the Company and to the enhancement of shareholder value, the Committee resolved that it would be in the best interests of the Company and its shareholders to retain Mr. Stanard to ensure that his contribution to the Company and the shareholders would continue. In June 1998, the Company entered into an Amended Employment Agreement with Mr. Stanard as described below.

     Consistent with the Compensation Committee's general compensation philosophy for the Company's executives, Mr. Stanard's compensation has been weighted significantly towards equity-based incentives, and Mr. Stanard's annual salary and cash bonuses have been targeted at the average of cash and bonus compensation paid to chief executive officers at selected peer companies. The Compensation Committee believes that Mr. Stanard's beneficial ownership position in the Company, as a result of his personal investment and the Options and Restricted Shares granted to him, cause his interests to be well aligned with the long term interests of the Company and its shareholders.

     The Company is not a United States taxpayer, therefore, Section 162(m) of the Code (which generally disallows a tax deduction to public companies for annual compensation over $1 million paid to the chief executive officer or any of the four other most highly compensated executive officers) does not apply to the Company's compensation payments.

                                               Arthur S. Bahr, Chairman
                                               Thomas A. Cooper
                                               Howard H. Newman

Performance Graph

     The following graph compares the cumulative return on the Common Shares during the fiscal periods ended December 31, 1995, 1996, 1997 and 1998 to such return for the Standard & Poor's ("S&P") 500 Composite Stock Price Index and S&P's Property-Casualty Industry Group Stock Price Index, for the period commencing with the effective date of the Company's initial public offering of Common Shares on July 26, 1995 (the "Initial Public Offering") and ending on December 31, 1998, assuming (i) $100 was invested on July 26, 1995 (the effective date of the Initial Public Offering for which the initial price to the public was $19.50 per Common Share) and (ii) reinvestment of dividends. Each measurement point on the graph below represents the cumulative shareholder return as measured by the last sale price at the end of each calendar year during the period from July 26, 1995 through December 31, 1998. As depicted in the graph below, during this period, the cumulative total return (1) for the Common Shares was 104.6%, (2) for the S&P 500 Composite Stock Price Index was 135.4% and (3) for the S&P Property-Casualty Industry Group Stock Price Index was 94.9%.

--------------------------------------------------------------------------------
                      Comparison of Cumulative Total Return

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                RenaissanceRe                     S&P Property-Casualty Industry
                Holdings, Ltd.       S&P 500         Group Stock Price Index
                --------------       -------         -----------------------
26-Jul-95             100              100                    100
31-Dec-95             156              111                    125
31-Dec-96             169              135                    152
31-Dec-97             226              182                    219
31-Dec-98             205              233                    195
--------------------------------------------------------------------------------

Executive Compensation

     The following Summary Compensation Table sets forth information concerning the compensation for services paid to the Named Executive Officers during the years ended December 31, 1998, 1997 and 1996.

                           Summary Compensation Table

                                               Annual Compensation                     Long-Term Compensation
                                       ------------------------------------    --------------------------------------
                                                                   Other                                                     All
                                                                  Annual        Restricted    Incentive    Securities    Other Comp-
Name and                                                       Compensation        Stock       Bonus       Underlying     ensation
Principal Position          Year       Salary      Bonus (1)        (2)         Awards (3)       (4)       Options (5)       (6)
------------------          ----      --------     ---------   ------------    ------------    ---------   ------------   ----------
James N. Stanard            1998      $412,000    $1,949,314     $339,819      $  533,328     $104,510       66,667        $30,000
President and Chief         1997       407,000       709,875      332,905       4,222,218           NA      249,269         30,000
Executive Officer           1996       370,833       537,950      294,349              NA           NA       77,500         30,000

William I. Riker            1998      $260,417    $  412,249     $147,117      $3,530,880     $ 28,027       46,862        $30,000
Executive Vice              1997       244,083       262,896      181,944         283,100           NA       65,925         30,000
President                   1996       226,910       214,440      154,251              NA           NA       58,237         30,000

Keith S. Hynes              1998      $261,250    $  341,819     $142,636      $  394,656     $  8,853       47,347        $30,000
Executive Vice              1997       246,083       257,875      170,478         283,100           NA       69,145         30,000
President (7)               1996       229,167       207,150      183,071              NA           NA       51,500         30,000

John M. Lummis              1998      $190,000    $  140,000     $142,985      $   69,984           NA       28,000        $30,000
Senior Vice President       1997        59,923            NA      137,453              NA           NA       28,000             NA
and Chief Financial         1996            NA            NA           NA              NA           NA           NA             NA
Officer (8)

David A. Eklund             1998      $233,333    $  351,819     $162,249      $  399,648     $ 28,027       44,955        $30,000
Executive Vice              1997       205,833       255,861      139,166         283,100           NA       62,598         30,000
President of Renaissance    1996       179,793       207,150      153,285              NA           NA       57,660         30,000
Reinsurance

----------
(1) The 1998 amounts for Messrs. Riker, Hynes, Lummis and Eklund also include grants of 2,604, 2,500, 1,458 and 2,604, respectively, of Common Shares that were issued in lieu of a cash bonus under the Incentive Plan. The 1997 amounts for Messrs. Riker, Hynes and Eklund each include respective grants of 3,158 Common Shares that were issued in lieu of a cash bonus under the Incentive Plan. The 1998 amounts also include $1,349,314, $162,249, $101,819 and $101,819 in respect of an Additional Bonus and related taxes for Messrs. Stanard, Riker, Hynes, and Eklund, respectively, as described in the terms of Mr. Stanard's employment agreement. See "CEO Employment Agreement".

(2) The 1998 amounts include housing expense reimbursements in the amount of $206,505, $120,000, $108,000, $108,000, and $138,000 for Messrs. Stanard,
     Riker, Hynes, Lummis and Eklund, respectively. The 1997 amounts include housing expense reimbursements in the amount of $173,040, $108,000, $108,000, $36,000, and $108,000 for Messrs. Stanard, Riker, Hynes, Lummis and Eklund respectively. The 1997 amount also includes $90,203 in moving expense reimbursement for Mr. Lummis. The 1996 amounts include housing expense reimbursements in the amount of $190,652, $108,000, $108,000 and $105,000 for Messrs. Stanard, Riker, Hynes and Eklund, respectively.

(3) In 1998, Mr. Stanard entered into an amended Employment Agreement wherein the 111,111 Restricted Shares granted in 1997 received accelerated vesting, and are currently fully vested. Also, during 1998, Mr. Stanard was granted an additional 11,111 Restricted Shares, which vest ratably over four years. The amounts granted in 1998 for Messrs. Riker, Hynes, Lummis and Eklund, represent grants of 2,604, 2,500, 1,458 and 2,604 shares of Restricted Stock, respectively, related to the Company's Stock for Bonus plan whereby certain officers and employees are allowed to receive up to 50% of their bonus in stock which is matched with restricted stock which vests over four years. Also, during 1998, Messrs. Riker, Hynes and Eklund each received a grant of 5,722 Restricted Shares by the Company. In 1998, Mr. Riker was granted 75,000 restricted shares in connection with the employment contract that he entered into in February 1998. The shares vest ratably over five years. As described above, in 1997, Mr. Stanard received 111,111 restricted shares in connection with the employment contract that he entered into in June 1997. The amounts granted in 1997 for Messrs. Riker, Hynes and Eklund each represent a grant of 4,292 shares of Restricted Stock and 3,158 shares related to the Company's Stock for Bonus plan. Based on the price of the Full Voting Common Shares on December 31, 1998, the aggregate value of unvested Restricted Shares held by Messrs. Stanard, Riker, Hynes, Lummis and Eklund on such date was $406,996, $3,256,883, $505,824, $53,406 and
     $509,633, respectively.

(4) Represents the amounts payable to Messers. Stanard, Riker, Lummis and Eklund as part of the Long Term Incentive Bonus Plan, as described below.

(5) Represents the aggregate number of Full Voting Common Shares subject to Options granted to the Named Executive Officers during each of 1996, 1997, and 1998, as applicable.

(6) Represents the amounts contributed to the account of each Named Executive Officer under the Company's profit sharing retirement plan.

(7) The Company and Mr. Hynes have announced that Mr. Hynes will be leaving the Company effective March 31, 1999.

(8) Mr. Lummis commenced employment with the Company as Senior Vice President and Chief Financial Officer on September 8, 1997.

                            Stock Option Grants Table

     The folllowing table sets forth information concerning individual grants of Options to purchase Full Voting Common Shares made to the Named Executive Officers during 1998.

                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                Number of       % of                                       Annual Rates of Stock
                               Securities       Total                                        Price Appreciation
                                Underlying     Options                                        for Option Term
                                 Options     Granted to   Exercise or    Expiration    ---------------------------
         Name                    Granted      Employees   Base Price        Date           5%               10%
     ------------              -----------   ----------   -----------    ----------    ----------       ----------
James N. Stanard                66,667(1)      13.77%       $48.00         5/06/08     $2,012,472       $5,100,001

William I. Riker                 7,299(3)       1.51%       $45.08         6/30/05     $  140,496       $  329,988
                                 3,006(3)       0.62%        46.12         6/30/05         55,346          128,580
                                 2,224(3)       0.46%        47.63         3/26/05         43,123          100,496
                                 8,000(2)       1.65%        48.00         5/06/08        241,495          611,997
                                26,333(1)       5.44%        48.00         5/06/08        794,912        2,014,464

Keith S. Hynes                   3,355(3)       0.69%       $36.90         6/30/05     $   46,393       $  106,734
                                 7,435(3)       1.54%        34.97         6/30/05         96,958          222,899
                                 2,224(3)       0.46%        47.63         3/26/05         43,123          100,496
                                 8,000(2)       1.65%        48.00         5/06/08        241,495          611,997
                                26,333(1)       5.44%        48.00         5/06/08        794,912        2,014,464

John M. Lummis                   8,000(2)       1.65%       $48.00         5/06/08     $  241,495       $  611,997
                                20,000(1)       4.13%        48.00         5/06/08        603,738        1,529,992

David A. Eklund                  5,819(3)       1.20%       $44.81         8/06/06     $  123,570       $  295,569
                                 2,579(3)       0.53%        44.96         6/30/05         72,921          184,797
                                 2,224(3)       0.46%        47.63         3/26/05         43,123          100,496
                                 8,000(2)       1.65%        48.00         5/06/08        241,495          611,997
                                26,333(1)       5.44%        48.00         5/06/08        794,912        2,014,464

----------
(1) These options were granted under the Company's Incentive Plan and vest at a rate of 25 percent on each of May 6, 1999, May 6, 2000, May 6, 2001 and May 6, 2002.

(2) These Options granted under the Incentive Plan qualify as incentive stock options ("ISO's") within the meaning of Section 422 of the Code, and vest at the rate of 25% on each of May 6, 1999, May 6, 2000, May 6, 2001 and May 6, 2002.

(3) Consists solely of "Reload Options" granted under the Incentive Plan. Pursuant to the terms of the Incentive Plan, Reload Options are fully exercisable on the date of grant.

Aggregate Stock Option Exercise Table

     The following table sets forth information regarding the exercise of Options by Named Executive Officers during 1998. The table also shows the number and value of unexercised Options held by the Named Executive Officers as of December 31, 1998. The values of unexercised Options are based on a fair market value of $36.63 per share on December 31, 1998.

                                                                 Number of Securities    Value of Unexercised
                                Number of                       Underlying Unexercised   In the Money Options
                            Shares Acquired          Value       Options Exercisable/        Exercisable/
Name                           On Exercise       Realized (1)        Unexercisable         Unexercisable (2)
-----                        --------------      ------------    --------------------  ------------------------
James N. Stanard                      N/A               N/A         272,935/221,885      $1,243,020/$1,987,730
William I. Riker                   35,563        $1,138,388          73,835/119,258            444,683/481,119
Keith S. Hynes                     30,250           712,732          65,009/119,258            404,082/481,119
John M. Lummis                        N/A               N/A           7,000/49,000                      -- /--
David A. Eklund                    17,100           412,599          74,505/118,383             47,896/462,674

----------
(1) The values realized are based on the fair market value of the Full Voting Common Shares on the date of exercise less the Option exercise price.

(2) The values are based on the fair market value of the Full Voting Common Shares on December 31, 1998, less the applicable Option exercise price.

Long Term Incentive Bonus Plan

     The Company maintains a Long Term Incentive Bonus Plan for the executive officers of the Company. In general, Long Term Incentive Bonuses will be paid only if the Company meets cumulative Return on Equity ("ROE") targets for each immediately preceding fiscal year established under the Company's business plan adopted by the Company's Board. ROE will be computed on a cumulative basis (i.e., percentage excesses or shortfalls against annual targets will be applied toward subsequent fiscal years). A Long Term Incentive Bonus which is not payable for a given fiscal year as a result of the Company's failure to meet the cumulative ROE target for that year shall be payable in a subsequent year if the Company meets the cumulative ROE target for that subsequent year. If the ROE targets are met, the payments to be made to the named executive officers are expected to be as follows:

                       Annual
                      Estimated
Name                   Target        1999        2000         2001        2002
----                  ---------    --------    --------     --------     -------
James N. Stanard      $470,000     $470,000    $470,000     $470,000     $52,799
William I. Riker      $ 67,594     $ 67,594    $ 67,594     $ 67,594     $39,567
John M. Lummis        $  6,930     $  6,930    $  6,930     $  6,930     $ 6,930
David A. Eklund       $ 67,594     $ 67,594    $ 67,594     $ 67,594     $39,567

Director Compensation

     The RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the "Directors Plan"), provides equity compensation for those directors of the Company (the "Non-Employee Directors") who are not employees of the Company, the Investors or any of their respective affiliates. The Directors Plan provides for (i) annual grants of Full Voting Common Shares with an aggregate fair market value of $15,000; (ii) grants of options to purchase 6,000 Full Voting Common Shares upon appointment to the Board (or such later date as the Board may establish) and options to purchase 2,000 Full Voting Common Shares upon each re-election to the Board, in each case at an exercise price equal to the fair market value of the Full Voting Common Shares on the date of grant or as otherwise determined by the Board; (iii) grants of Full Voting Common Shares from time to time in such number as the Board may determine; and (iv) grants of options to purchase Full Voting Common Shares from time to time, at such price and in such number as the Board may determine. Non-Employee Directors also receive an annual retainer of $10,000 under such Plan. Non-Employee Directors also receive a fee of $1,000 for each Board meeting attended and a fee of $500 for each Board committee meeting attended. Additionally, the Company provides to all directors reimbursement of all expenses incurred in connection with service on the Board.

CEO Employment Agreement

     On June 3, 1998, Renaissance entered into a Third Amended and Restated Employment Agreement with James N. Stanard (the "CEO Employment Agreement"). The CEO Employment Agreement provides that Mr. Stanard will serve as Chief Executive Officer of the Company until July 1, 2001, unless terminated earlier as provided therein.

     The CEO Employment Agreement currently provides for a base salary of $412,000 per year. Mr. Stanard is entitled to certain expense reimbursements including reasonable housing and relocation expenses in connection with his moving to and residing in Bermuda, reasonable business-related expenses incurred by him in connection with the performance of his duties, an automobile, first-class air travel for himself and his family between Bermuda and the United States, professional tax and financial planning services and tax reimbursement for any additional income tax liability of Mr. Stanard attributable to certain of the foregoing. Mr. Stanard may receive an annual bonus consistent with the treatment of other executive officers of the Company at the discretion of the Compensation Committee. Mr. Stanard is entitled to an additional annual bonus of $815,000 (the "Additional Bonus"), plus an additional payment (the "Gross-up Payment") in an amount which, after reduction of all applicable income taxes incurred by Mr. Stanard in connection with the Gross-up Payment, is equal to the amount of income tax payable by Mr. Stanard in respect of the related Additional Bonus. This Additional Bonus is payable on each of June 30, 1998, 1999, 2000 and 2001.

     Mr. Stanard is eligible under the terms of the CEO Employment Agreement to earn a Long Term Incentive Bonus ("Incentive Bonus") payable over four years as follows: $475,000, potentially payable in each of June 1999, June 2000, June 2001, and a payment of $375,000 which payment may be made in June 2002. In general, Incentive Bonuses will be paid only if the Company meets cumulative Return on Equity ("ROE") targets for each immediately preceding fiscal year established under the Company's business plan adopted by the Company's Board. ROE will be computed on a cumulative basis (i.e., percentage excesses or shortfalls against annual targets will be applied toward subsequent fiscal years). An Incentive Bonus which is not payable for a given fiscal year as a result of the Company's failure to meet the cumulative ROE target for that year shall be payable in a subsequent year if the Company meets the cumulative ROE target for that subsequent year.

     The CEO Employment Agreement accelerated the vesting schedule of the 111,111 Restricted Shares granted to Mr. Stanard in July of 1997. On June 3, 1998, 83,333 shares vested and on June 23, 1998, the remaining 27,778 vested. In the event Mr. Stanard's employment is terminated under circumstances where a portion of the 83,333 shares of Restricted Stock as to which vesting was accelerated to June 3, 1998, would have been forfeited to the Company, Mr. Stanard will be required to transfer and deliver to the Company that number of Common Shares (other than shares comprising of Restricted Stock) equal to the number of shares of Restricted Stock which would have been so forfeited. This obligation is unsecured and Mr. Stanard is not required to escrow, set aside, legend or otherwise designate any specific securities for purposes of satisfying such obligation. Mr. Stanard was also granted an option to purchase 66,667 shares of unrestricted common stock of Holdings. The options vest at a rate of 25% a year with the first vesting date being June 23, 1998. The vesting of such awards and any future awards will be accelerated in the event of a termination of Mr. Stanard's employment by the Company without Cause (as defined below), or by Mr. Stanard with Good Reason (as defined below), or by reason of Mr. Stanard's death or disability unless, with respect only to future awards, Mr. Stanard is otherwise notified by the Company at time of grant. The options shall be exercisable at a price of $38.00 per share.

     The CEO Employment Agreement contains customary provisions relating to exclusivity of services, non-competition and confidentiality. These provisions require that Mr. Stanard devote substantially all of his working time to the business of the Company and Renaissance, and not engage in business activities that are competitive with the business of the Company and Renaissance. As described below, the non-competition obligation may extend for up to one year after termination of Mr. Stanard's employment. In addition, Mr. Stanard is required to maintain in confidence, and not use for his own benefit, any business secrets or other confidential information concerning the business or policies of the Company and Renaissance.

     Under the CEO Employment  Agreement,  "Cause" generally means Mr. Stanard's
(i) willful and continued failure to substantially perform his duties, (ii) engaging in willful misconduct which is demonstrably and materially injurious to the Company or Renaissance, (iii) commission of an act of fraud or embezzlement against the Company or Renaissance, (iv) conviction of a felony or (v) material breach of his confidentiality or noncompetition obligations. "Good Reason" generally means (i) an assignment to Mr. Stanard of duties materially inconsistent with his current authority, duties or responsibilities, or other material diminution or adverse change in his current authority, duties or responsibilities without his consent, (ii) a material breach of the CEO Employment Agreement by Reinsurance, (iii) a failure by Renaissance to have any successor be bound by the terms of the CEO Employment Agreement or (iv) a decision by the Board to effect a winding down and dissolution of Renaissance.

     The CEO Employment Agreement provides that, in general, upon a termination of Mr. Stanard's employment for any reason other than death, disability or, prior to a Change in Control (as defined in the CEO Employment Agreement), a termination by Renaissance without Cause or by Mr. Stanard for Good Reason, Mr. Stanard may not engage in business practices competitive with the business of the Company for a period of one year from termination. In exchange for this non-competition obligation, Renaissance is required to pay Mr. Stanard an amount equal to his then current base salary and the highest regular discretionary bonus paid or payable to Mr. Stanard over the preceding three fiscal years, in twelve equal monthly installments. Upon certain terminations of employment, the Company may, within 14 days of such termination, elect not to enforce the non-competition obligation, in which case it is not obligated to pay the amounts described in the preceding sentence.

     In the event that a Change in Control occurs and, on or within one year following the date thereof, Mr. Stanard's employment is terminated without Cause or voluntarily by him for Good Reason, the Company will be required to pay him within fifteen days following the date of such termination, in lieu of the payments described in the immediately preceding paragraph, a lump sum cash amount equal to two times the sum of (i) the highest rate of annual salary in effect during the term of the CEO Employment Agreement plus (ii) the highest regular annual bonus paid or payable to Mr. Stanard over the preceding three fiscal years (excluding the Additional Bonus, the Incentive Bonus and any extraordinary or non-recurring bonus).

     The CEO Employment Agreement also provides that, in the event of a termination of Mr. Stanard's employment without Cause, by Mr. Stanard with Good Reason, or by reason of Mr. Stanard's death or disability, Mr. Stanard shall be paid an Incentive Bonus equal to the aggregate amount of Incentive Bonuses payable through June 2002, reduced by the aggregate amount of all previous Incentive Bonuses paid to Mr. Stanard (the "Remaining Incentive Balance"). The amount shall be paid irrespective of whether applicable ROE targets have been met.

Employment Agreements with other Named Executive Officers

     On July 1, 1997, the Company entered into employment agreements with each of Messrs. Riker, Hynes and Eklund and entered into an employment agreement with Mr. Lummis on September 8, 1997. Mr. Riker's agreement was subsequently amended on February 4, 1998. These agreements (i) shall be extended for successive one-year periods, unless either party gives 30 days notice, (ii) provide for a base salary at a rate to be determined by the Board in its discretion, upon the recommendation of the Chief Executive Officer, (iii) provide for bonuses payable at the discretion of the Company, plus an Additional Bonus similar in terms to that available to Mr. Stanard (iv) provide for expense reimbursement arrangements for relocation, housing and automobile expenses and (v) contain provisions relating to incentive structures, exclusivity of services, non-competition and confidentiality similar to those contained in the CEO Employment Agreement. Upon termination of an executive's employment by the Company without "Cause" the Company will be required to continue to pay the executive his then current base salary, and an amount equal to the highest regular annual bonus paid or payable to the executive over the preceding three fiscal years, in equal monthly installments commencing upon his termination of employment. For purposes of these agreements, "Cause" means an executive's (i) failure to substantially perform his duties, (ii) engaging in misconduct which is injurious to the Company or any of its divisions, subsidiaries or affiliates,
(iii) commission of an act of fraud or embezzlement against the Company or any of its divisions, subsidiaries or affiliates, (iv) the conviction of a felony or
(v) a material breach of the executive's exclusivity, confidentiality or noncompetition obligations. In the event that a Change in Control (as defined in the agreements) occurs and, on or within one year following the date of such Change in Control, the applicable executive's employment is terminated without Cause, or the Company elects not to extend the term of the employment agreement, or the applicable executive terminates his employment for "Good Reason" the Company will be required to pay such executive within fifteen days following the date of such termination, a lump sum cash amount equal to two times the sum of
(i) the highest rate of annual salary in effect during the executive's employment agreement plus (ii) the highest regular annual bonus paid or payable to the applicable executive over the preceding three fiscal years. "Good Reason" means (i) any action taken or failed to be taken by the Company which changes the executives position, authority, duties, or Control, or reduces the ability of the applicable executive to carry out such responsibilities, (ii) any failure by the Company to comply with the applicable salary, bonus and benefits provisions contained in such executive's employment agreement, (iii) any requirement by the Company that the applicable executive be employed at any location other than his current Bermuda location, and (iv) any failure by the Company to obtain the assumption of an agreement to perform this agreement by a successor or assignee.

     On February 4, 1998, Mr. Riker entered into an amended employment agreement in connection with his appointment as President and Chief Operating Officer of Renaissance to replace the employment agreement between him and Renaissance entered into in July 1997. The amended agreement expires on June 30, 2003 (unless sooner terminated as provided therein) and is substantially similar to Mr. Riker's previous agreement, except that the new agreement provided for the grant of 75,000 Restricted Shares that will vest at the rate of 20% per year on a cumulative basis, commencing on June 30, 1999.

Severance Agreement

     The Company and Mr. Hynes have announced that Mr. Hynes will resign as Executive Vice President of the Company effective March 31, 1999. Pursuant to his separation agreement with the Company, Mr. Hynes will receive monthly severance payments for a six month period beginning March 31, 1999 in the amount of $45,000 per month. The Company also agreed to reimburse Mr. Hynes for the cost of terminating his residential lease in Bermuda and for certain other costs. Additionally, the vesting of 8,222 Restricted Shares granted to Mr. Hynes on May 6, 1998 will be accelerated, and Mr. Hynes will receive those shares. Mr. Hynes will have 30 days from March 31, 1999 to exercise any vested Options, any Options which are not exercised by such date will be forfeited.

Stock Bonus Plan

     The Company's Board of Directors maintains an employee stock bonus plan (the "Stock Bonus Plan") pursuant to which the Board may issue Common Shares under the Incentive Plan. Under the Stock Bonus Plan, eligible employees may elect to receive a grant of Common Shares of up to 50% of their bonus in lieu of cash, with an associated matching grant of an equal number of Restricted Shares. The Restricted Shares vest ratably over three years. During the restricted period, the employee receives dividends on and votes the Restricted Shares, but the Restricted Shares may not be sold, transferred or assigned. In 1998, the Company issued 17,911 Common Shares and 17,911 matching Restricted Shares under the Stock Bonus Plan having an aggregate value of approximately $1.7 million.

                     PROPOSAL 1-- THE COMPANY BOARD PROPOSAL

     Four directors are to be elected at the Annual Meeting. The Company's Bye-Laws provide for a classified Board, consisting of eleven members (which the Board may determine to expand to twelve members) divided into three classes of approximately equal size. At the Annual Meeting, the shareholders will elect four of the eleven directors as Class I Directors, who shall serve until the Company's 2002 Annual Meeting.

     Of the continuing directors, (i) three of the eleven directors are Class II Directors, who shall serve until the Company's 2000 Annual Meeting; and (ii) four of the eleven directors are Class III Directors, who shall serve until the Company's 2001 Annual Meeting. A shareholder executing the enclosed proxy card may vote for any or all of the Nominees or may withhold such shareholder's vote from any or all Nominees. If any Nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such other Nominee, if any, in their discretion as may be recommended by the Board.

                                    NOMINEES

Class I Directors (whose terms will expire (if elected) in 2002):

             Name               Age                 Position
             ----               ---                 --------
      Edmund B. Greene           60          Director
      Lisa J. Marshall           39          Director
      Scott E. Pardee            62          Director
      William I. Riker           39          Director, Executive Vice President
                                             Operating Officer of Renaissance


                              CONTINUING DIRECTORS

Class II Directors (whose terms expire in 2000):

             Name               Age                 Position
             ----               ---                 --------
      Thomas A. Cooper           62          Director
      Kewsong Lee                33          Director
      James N. Stanard           50          President and Chief Executive
                                             Officer, Chairman of the Board
                                             of Directors

Class III Directors (whose terms expire in 2001):

             Name               Age                 Position
             ----               ---                 --------
      Arthur S. Bahr             67          Director
      Gerald L. Igou             64          Director
      Paul J. Liska              39          Director
      Howard H. Newman           51          Director

Recommendation and Vote

     Approval of the Company Board Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

     The Board of Directors unanimously recommends a vote FOR the election of the Company Board Proposal.

                   PROPOSAL 2 -- THE COMPANY AUDITORS PROPOSAL

     Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young LLP to serve as the independent auditors of the Company for the 1999 fiscal year until the 2000 Annual Meeting. Ernst & Young LLP served as the Company's independent auditors for the 1998 fiscal year. A representative of Ernst & Young LLP will attend the Annual Meeting, and will be available to respond to questions and may make a statement if he or she so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors' remuneration to the Board.

Recommendation and Vote

     Approval of the Company Auditors Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

     The Board of Directors unanimously recommends a vote FOR the approval of the Company Auditors Proposal.

                  PROPOSAL 3 -- THE RENAISSANCE BOARD PROPOSAL

     In accordance with the Company's Bye-Laws, shareholders of the Company are entitled to vote on proposals to be considered by the Company, as the holder of all outstanding capital shares of Renaissance, at all general meetings of shareholders of Renaissance.

     Four directors of Renaissance are to be elected at the Annual Meeting. The Bye-Laws of Renaissance provide for a classified Board, consisting of eleven members (which the Renaissance Board may determine to expand to twelve members) divided into three classes of approximately equal size. At the Annual Meeting, the shareholders will elect four of the eleven directors of Renaissance as Class I Directors, who shall serve until the Renaissance 2002 Annual Meeting. Of the continuing directors, (i) three of the eleven directors of Renaissance are Class II Directors, who shall serve until the Renaissance 2000 Annual Meeting; and
(ii) four of the eleven directors of Renaissance are Class III Directors, who shall serve until the Renaissance 2001 Annual Meeting.

     A shareholder executing the enclosed proxy card may vote for any or all of the Nominees or may withhold such shareholder's vote from any or all Nominees. If any Nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such other Nominee, if any, in their discretion as may be recommended by the Board.

                                    NOMINEES

Class I Directors (whose terms will expire (if elected) in 2002):

             Name               Age                 Position
             ----               ---                 --------
      Edmund B. Greene           60          Director
      Lisa J. Marshall           39          Director
      Scott E. Pardee            62          Director
      William I. Riker           39          Director, Executive Vice President
                                             Officer of Renaissance

                              CONTINUING DIRECTORS

Class II Directors (whose terms expire in 2000):

             Name               Age                 Position
             ----               ---                 --------
      Thomas A. Cooper           62          Director
      Kewsong Lee                33          Director
      James N. Stanard           50          Director, President and Chief
                                             Executive Officer

Class III Directors (whose terms expire in 2001):

             Name               Age                 Position
             ----               ---                 --------
      Arthur S. Bahr             67          Director
      Gerald L. Igou             64          Director
      Paul J. Liska              39          Director
      Howard H. Newman           51          Director

Recommendation and Vote

     Approval of the Renaissance Board Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

     The Board of Directors unanimously recommends a vote FOR the election of the Renaissance Board Proposal.

                 PROPOSAL 4 -- THE RENAISSANCE AUDITORS PROPOSAL

     Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young LLP to serve as the independent auditors of Renaissance for the 1999 fiscal year until the 2000 Annual Meeting. Ernst & Young LLP served as Renaissance's independent auditors for the 1998 fiscal year. A representative of Ernst & Young LLP will attend the Annual Meeting, and will be available to respond to questions and may make a statement if he or she so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors' remuneration to the Board.

Recommendation and Vote

     Approval of the Renaissance Auditors Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

     The Board of Directors unanimously recommends a vote FOR the approval of the Renaissance Auditors Proposal.

              PROPOSAL 5 -- THE RENAISSANCE SHARE CAPITAL PROPOSAL

     Currently, the Memorandum of Association of Renaissance (the "Renaissance Memorandum") provides for minimum paid up share capital of $1,000,000. Applicable Bermuda regulations require insurers to have share capital of $1.25 million in order to write long term business. While the Company has no present intention to commence writing long term business, the Company believes it is advisable to be in compliance with Bermuda regulations to be well positioned to take advantage of any opportunity which may arise in the future. The Company's Board has unanimously determined that it is advisable and in the best interests of the Company's shareholders to comply with this policy. At present, the actual paid up share capital of Renaissance is $241,201,000 and therefore the amendment will have no effect on the issued share capital of Renaissance.

     In accordance with the Company's Bye-laws, approval by the Company's shareholders is required to amend the Renaissance Memorandum. Accordingly, if the Renaissance Share Capital Proposal is adopted, the Company, as the sole shareholder of Renaissance, would adopt an amendment to the Renaissance Memorandum deleting the word "US$1,000,000" where it appears in paragraph 5 of the Renaissance Memorandum and substituting therefor the word "US$1,250,000".

Recommendation and Vote

     Approval of the Renaissance Share Capital Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

     The Board of Directors unanimously recommends a vote FOR the Renaissance Share Capital Proposal.

                             ADDITIONAL INFORMATION

Other Action at the Annual Meeting

     A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1998, including financial statements for the year ended December 31, 1998 and the auditors' report thereon, has been sent to all shareholders. The financial statements and auditor's report will be formally laid before the Annual Meeting, but no shareholder action is required thereon.

     As of the date of this Proxy Statement, the Company has no knowledge of any business, other than that described herein, which will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2000 Annual General Meeting of Shareholders

     Any Shareholder who wishes to present any proposal for shareholder action at the next annual general meeting of shareholders to be held in 2000, must be received by the Company's Secretary, at the Company's offices, not later than December 2, 1999 in order to be included in the Company' s proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Secretary. Proposals should be directed to the attention of the Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda.

     If a shareholder proposal is introduced in the 2000 annual general meeting of shareholders without any discussion of the proposal in the Company' s proxy statement, and the shareholder does not notify the Company on or before February 15, 2000 as required by SEC Rule 149 4a- 4 (c) 91), of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by the Company for the 2000 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

     In accordance with the Company's Bye-Laws, shareholders of the Company are entitled to vote on proposals to be considered by the Company, as the holder of all outstanding capital shares of Renaissance, at all general meetings of shareholders of Renaissance.

                           RENAISSANCERE HOLDINGS LTD.

 THIS PROXY IS SOLICITED ON BEHALF OF RENAISSANCERE HOLDINGS LTD. IN CONNECTION
   WITH ITS ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 1999.

     The undersigned shareholder of RenaissanceRe Holdings Ltd. (the "Company") hereby appoints John M. Lummis, Martin J. Merritt and Sheila A. Gringley, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes them to represent and vote as designated in this Proxy, all of the Common Shares, diluted voting class I Common Shares and diluted voting class II Common Shares, $1.00 par value each per share (collectively, the "Common
Shares"), of the Company held of record by the undersigned shareholder on February 22, 1999 at the Annual General Meeting of Shareholders of the Company to be held on May 13, 1999, and at any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies are authorized to vote such Common Shares upon such other business as may properly come before the Annual General Meeting.

  THE SUBMISSION OF THIS PROXY IF PROPERLY EXECUTED REVOKES ALL PRIOR PROXIES.

     IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

                           (continued on reverse side)

                            ^ FOLD AND DETACH HERE ^

                                                       Please mark
                                                      your votes as  [X]
                                                      indicated in
                                                      this example

The Board of Directors of RenaissanceRe Holdings Ltd. unanimously recommends that Shareholders vote "FOR" the nominees and each of the proposals listed below.

1. To elect four Class I directors of the Company to serve until the Company's 2002 Annual General Meeting of Shareholders.

          FOR       WITHHOLD              Class I Directors:
          [ ]          [ ]                ------------------
                                          Edmund B. Greene
                                          Lisa J. Marshall
                                          Scott E. Pardee
                                          William I. Riker

------------------------------------------------------------
If you do not wish your shares voted "FOR" a particular Nominee, write that nominee's name in the space provided above. Your shares will be voted for the remaining Nominee(s).

                                                          FOR   AGAINST  ABSTAIN

2.   To  appoint   the  firm  of  Ernst  &  Young  LLP,   [ ]     [ ]      [ ]
     independent auditors, to serve as the Company's independent auditors for the 1999 fiscal year until the Company's 2000 Annual General Meeting of
     Shareholders and to refer the determination of the auditor's remuneration to the Board.

3.   In accordance with the Company's Bye-laws, to vote   [ ]     [ ]      [ ]
     on a proposal to be considered by the Company,  as
     the   holder   of  all   outstanding   shares   of
     Renaissance Reinsurance Ltd. to elect four Class I
     directors  of   Renaissance  to  serve  until  the
     Company's   2002   Annual   General   Meeting   of
     Shareholders.

4.   In accordance with the Company's Bye-laws, to vote   [ ]     [ ]      [ ]
     on a proposal to be considered by the Company,  as
     the   holder   of  all   outstanding   shares   of
     Renaissance,  to  appoint  the firm  Ernst & Young
     LLP,   independent    auditors,    to   serve   as
     Renaissance's  independent  auditors  for the 1999
     fiscal  year  until  the  Company's   2000  Annual
     General Meeting of Shareholders and to refer the determination of the auditors' remuneration to the Board.

5.   In accordance with the Company's Bye-laws, to vote   [ ]     [ ]      [ ]
     on a proposal to be considered by the Company,  as
     the   holder   of  all   outstanding   shares   of
     Renaissance,    to   amend   the   Memorandum   of
     Association of Renaissance to increase the minimum issued and fully paid share capital of Renaissance from $1 million to $1.25 million.

                PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND
                    RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Shareholder sign here______________ Co-owner sign here__________ Date___________

Please sign your name or names exactly as it appears on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign. Please be sure to sign and date this Proxy.

                            ^ FOLD AND DETACH HERE ^